Exhibit 10.15

Maryellen Valaitis Senior Vice President Human Resources	2 Penn Plaza 12th Floor New York, NY 10121-2298 212 904 3621 Tel maryellen_valaitis@mcgraw-hill.com

July 31, 2012

Stephen Laster

Wellesley, Massachusetts

Dear Stephen:

I am extremely pleased to confirm our employment offer to you to join McGraw-Hill Education as Chief Digital Officer. In this position, you will report directly to Lloyd (Buzz) Waterhouse, Chief Executive Officer for McGraw-Hill Education. Your base salary will be $14,583.33 semi-monthly ($350,000 computed on an annual basis). We would like your start date to be as soon as possible.

Subject to the approval of the Compensation Committee of the Board of Directors:

•	You will be eligible to participate in the 2012 McGraw-Hill Key Executive Short-Term Incentive Compensation Plan with a target bonus opportunity of $150,000. For 2012, you will be guaranteed $150,000 (gross) short-term incentive compensation payment on or before March 15, 2013. Details on how awards are earned under the Plan are available in the Plan Document provided to all participants.

•	You will also be eligible for a long-term incentive grant of $150,000, subject to the approval of an MHE long-term incentive plan for 2012. Details will be provided to you once available.

You will be eligible to receive all benefits routinely made available to all McGraw-Hill employees at comparable levels, and you will be subject to all applicable policies of The McGraw-Hill Companies.

Commensurate with your position you are eligible for the management severance plan which provides a minimum of six months severance should your position be eliminated.

In addition we will provide you four weeks vacation effective January 1, 2013. We will honor your current vacation / time off commitments for 2012 and work with you on any additional vacation plans you have.

Enclosed is information on our relocation program. However, we remain flexible on your work location and support you working remotely from Boston. You will have an office at our Two Penn Plaza location and we expect that you will be in the NY office when needed. We also expect that you will travel to our various locations as needed. To assist you in defraying costs associated with working out of the Two Penn Plaza New York location as needed, we will provide you a $2,500 stipend.

Stephen, we support your participation on the Board of the Sloan Consortium for Online Learning and the Microsoft Higher Education Advisor Board. In addition we are supportive of your writing/blogging and upcoming and future speaking engagements.

Please note that your offer of employment with The McGraw-Hill Companies is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling Infosystems. The investigation will include employment and education verification, as well as a criminal history and credit review.

This offer does not guarantee your employment with The McGraw-Hill Companies for a specific length of time. Therefore, neither you nor The McGraw-Hill Companies is making a commitment to the other to continue an employment relationship, which may be terminated by either of us at any time, subject only to the terms of this letter.

Under the Immigration Reform and Control Act of 1986, you must provide proof of your identify and eligibility to work in the United States within the first three days of your employment.

Stephen, we are all pleased about your joining the management team here at McGraw-Hill Education. There will be many challenges ahead of you, and we are all confident that you have the background and expertise required to attain our growth objectives. If the terms of your employment as outlined above are acceptable, please indicate by signing and dating below. You should return the signed letter to me at your earliest convenience.

Sincerely,

Maryellen Valaitis

Signed and agreed to on this 1st day of August, 2012

/s/ Stephen J. Laster
Stephen J. Laster